Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President, Investor Relations	Director, Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA ANNOUNCES EXPECTED RESTATEMENT RELATED TO

STOCK-BASED COMPENSATION

San Jose, Calif., June 21, 2006 — Altera Corporation (NASDAQ:ALTR) today announced that it expects to restate its previously issued financial statements to correct errors related to accounting for stock-based compensation expense.

As previously announced, the company’s board of directors has established a special committee of independent directors to review the company’s historical stock option practices and related accounting. The special committee is being assisted by independent legal counsel and outside accounting experts. At this time, the special committee has not completed its work nor reached its final conclusions and is continuing its review.

The special committee has reached a preliminary conclusion that the actual measurement dates for certain stock option grants issued between 1996 and 2000 differ from the recorded grant dates for such awards. As a result, Altera expects to record additional non-cash charges for stock-based compensation expense in prior periods. Altera believes that these charges are material and, accordingly, expects to restate its financial statements for the fiscal years ended 1996 through 2005. The company has not yet determined the tax impact that may result from this matter. Based on information presently available, the company does not anticipate that the restatement will result in a material charge to fiscal year 2005. Because the special committee’s review is still ongoing there may be additional years subject to restatement and the impact to fiscal year 2005 may be different than presently anticipated.

Accordingly, on June 19, 2006, the company’s audit committee, after consultation with management and the special committee, determined that Altera’s financial statements and any related reports of its independent registered public accounting firm for the fiscal years ended 1996 through 2005 should no longer be relied upon. Altera intends to file its restated financial statements and its quarterly report for the period ended March 31, 2006, as soon as practicable after the completion of the special committee’s investigation.

The audit committee has discussed the above matters with the company’s independent registered public accounting firm. However, as the special committee’s review has not been completed, the final conclusions of its review are not yet known to the independent registered public accounting firm.

Additionally, Altera is evaluating Management’s Report on Internal Controls Over Financial Reporting set forth in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005. Although the company has not yet completed its analysis of the impact of this situation on its internal controls over financial reporting, the company has determined that it is likely that it had a material weakness in internal control over financial reporting as of December 30, 2005.

Any stock-based compensation charges incurred as a result of the restatement would have the effect of decreasing reported income or increasing reported loss from operations, and decreasing reported net income or increasing reported net loss, and decreasing reported retained earnings figures contained in Altera’s historical financial statements for the periods mentioned above. Altera does not expect that the anticipated restatement will have any impact on its historical revenues.

Altera expects to announce second quarter revenue results and third quarter revenue guidance on July 24, 2006. The company will not be in a position to announce additional financial results for the second quarter until the special committee has completed its investigation and the company has filed its restated financial statements and its quarterly report for the period ended March 31, 2006.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning Altera’s expected restatement of its historical financial statements, the filing of its quarterly report on Form 10-Q for the period ended March 31, 2006, as well as Altera’s review of its historical option practices. There can be no assurance concerning the outcome of the financial statement restatements, the filing of the first quarter Form 10-Q, or the special committee’s review. Important factors that could cause actual results to differ materially include: the final conclusions of the special committee concerning matters relating to the company’s stock option grants including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; and the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews. Investors are cautioned that all forward-looking statements in this release also involve risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate, and win in their markets. Find out more at http://www.altera.com.

#####

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.